Exhibit 99.01

OG&E implements interim rates, lowers fuel costs

OKLAHOMA CITY - Oklahoma Gas and Electric Company (OG&E) announced two actions today that, together, will result in lower electric bills for customers. Beginning Friday, the company will implement an interim $69.5 million annual rate increase but will simultaneously reduce the amount it collects from customers for fuel costs, resulting in a net bill reduction of $7.73 per month for the average residential customer compared to last summer.

OG&E filed for a $92.5 million rate increase in December 2015 to, among other things, begin recovering more than $1.6 billion invested in the electric system since the last rate case in 2012. A hearing in the case concluded in May and the company awaits a final order. In the meantime, state law allows utility companies to implement interim rates 180 days after a case is filed. Those rates, however, are subject to refund when the commission issues its final order.

The fuel cost reduction is a result of the continued decrease in the cost of natural gas that OG&E uses to generate electricity. Those costs are passed directly to the customer without markup and are adjusted regularly to prevent continued over or under-recovery. In addition to this reduction, OG&E reduced its fuel cost collections in January of this year and September 2015. OG&E is among the largest consumers of natural gas in the state.

“While we await a final order in our rate case we are implementing the interim rates to help cover the costs of operating the utility while we are, at the same time, able to offset the impact to customers’ overall bills through a fuel cost reduction,” said OG&E spokesman Randy Swanson.

Oklahoma Gas & Electric Company is a subsidiary of OGE Energy Corp. (NYSE: OGE) and is the largest electric utility in Oklahoma. A regulated utility, OG&E serves approximately 828,000 customers across a 30,000-square mile service area in Oklahoma and western Arkansas. For more information, visit www.oge.com, find us on Facebook at www.facebook.com/ogepower, and follow us on Twitter at www.twitter.com/ogande.